Exhibit 99.2

July 24, 2026

Dear Fellow Shareholders,

RMX Industries, Inc. (the “Company or “RMX”) has successfully completed the initial commercial deployment of our flagship product, QuantrusX, and is now focused on scaling the business. QuantrusX is our edge intelligence platform designed for mission-critical, real-world operational environments, enabling intelligent processing and decision-making at the edge where speed, reliability, and security are paramount.

Our immediate priority is to scale the business to capitalize on what customer deployments, prospect engagement, and market feedback indicates is a significant market opportunity. Achieving that scale will require additional growth capital. RMX has entered into an agreement for an up to $50 million contingent financing facility that fully becomes available upon the successful completion of our uplisting to a national securities exchange. Accordingly, obtaining that listing remains one of the Company's highest strategic priorities.

An uplisting to a national securities exchange, such as the NYSE American, represents a meaningful milestone for both RMX and our shareholders as we expect it to provide access to a broader institutional and retail investor base, increased visibility within the investment community, improved trading liquidity, and the credibility associated with trading on a regulated national exchange. We believe these benefits will strengthen the Company's competitive position and better support our long-term growth strategy.

As part of the uplisting process, the Company intends to implement a 1-for-3 reverse stock split to satisfy the NYSE American's listing requirements effective July 24, 2026, at 5:00 p.m. ET. We recognize that a reverse stock split is a significant corporate action. Our objective remains to build long-term shareholder value while improving liquidity in our common stock.

We appreciate your continued confidence and support as we execute our strategy and pursue this important next chapter in the Company's growth. We look forward to sharing additional milestones and developments in the months ahead.

Sincerely,

/s/ Karl Kit
Karl Kit
Chief Executive Officer
RMX Industries, Inc.

IMPORTANT NOTICES: This letter contains forward-looking statements that are subject to various risks and uncertainties. In addition, our representatives or we may make forward-looking statements orally or in writing from time to time. We base these forward-looking statements on our expectations and projections about future events, which we derive from the available information. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as “intends,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including the risks described in the risk factors section of the reports and other documents that we file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

RMX Industries, Inc. - 4514 Cole Ave - Ste 600 - Dallas - TX 75205